Exhibit 99.7
Levine Leichtman Capital Partners III, L.P.
335 North Maple Drive, Suite 240
Beverly Hills, CA 90210
June 30, 2006
Butler International, Inc.
Butler Service Group, Inc.
Butler Services International, Inc.
Butler Telecom, Inc.
Butler Services, Inc.
Butler Utility Service, Inc.
Butler Publishing, Inc.
110 Summit Avenue
Montvale, New Jersey 07645
Re:      Securities Purchase Agreement - Letter Agreement
Ladies and Gentlemen
     Reference is made to the Securities Purchase Agreement, dated the date hereof, (the “Agreement”) by and among Butler International, Inc., a Maryland corporation, (the “Parent”), Butler Service Group, Inc., a New Jersey corporation (“BSG”), Butler Services International, Inc., a Delaware corporation (“BSI”), Butler Telecom, Inc., a Delaware corporation (“Butler Telecom”), Butler Services, Inc., a Delaware corporation (“Butler Services”), Butler Utility Service, Inc., a Delaware corporation (“Butler Utility”), Butler Publishing, Inc., a Delaware corporation (“Butler Publishing” and together with Parent, BSG, BSI, Butler Telecom, Butler Services, and Butler Utility, are referred to hereinafter each individually as “Company”, and individually and collectively, jointly and severally, as the “Companies”), Parent’s subsidiaries signatory thereto as guarantors and Levine Leichtman Capital Partners III, L.P., a California limited partnership (the “Purchaser”). Terms used but not defined in this Letter Agreement that are defined in the Agreement have the meanings set forth in the Agreement.
     1.      Agreement
     (a)      In the event that General Electric Capital Corporation (“GECC”) exercises or converts any Equity Rights, including, without limitation, warrants, issued by any of the Companies into Common Stock or receives any Common Stock in consideration of the Company’s obligation to issue the Common Stock underlying such Equity Rights or otherwise, the Companies agree that:
     (i) the number of Warrant Shares (as defined in the Warrant) shall increase by a number of shares of Common Stock equal to 6.25% of the number of shares of Common Stock issued to GECC; and

     (ii) notice of such event in compliance with Section 13.6 of the Agreement shall be delivered to Purchaser on the same day as such event.
     This Letter Agreement shall be governed by the internal laws of the State of California. This Letter Agreement is an Investment Document under the Agreement and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Letter Agreement by telefacsimile shall be equally effective as delivery of a manually executed counterpart.
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     Except as, and then only to the extent otherwise required by disclosure requirements under applicable securities law, the Companies will not disclose this Letter Agreement or its contents to any person other than to its counsel and to its financial advisors on a need to know basis.

Very truly yours,

LEVINE LEICHTMAN CAPITAL
PARTNERS, INC.,
a California corporation

On behalf of LEVINE LEICHTMAN
CAPITAL PARTNERS III, L.P.,
a California limited partnership

By:	/s/ Steven Hartman

Name: Steven Hartman
Title: Vice President

ACCEPTED AND AGREED: BUTLER INTERNATIONAL, INC., a Maryland corporation
By:
Name:
Title:

BUTLER SERVICE GROUP, INC., a New Jersey corporation
By:
Name:
Title:

BUTLER SERVICES INTERNATIONAL, INC., a Delaware corporation
By:
Name:
Title:

BUTLER TELECOM, INC., a Delaware corporation
By:
Name:
Title:

BUTLER SERVICES, INC., a Delaware corporation
By:
Name:
Title:

BUTLER UTILITY SERVICE, INC., a Delaware corporation
By:
Name:
Title:

BUTLER PUBLISHING, INC., a Delaware corporation
By:
Name:
Title: